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                                                                      EXHIBIT 4


                           CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  VIRAGEN, INC.

                         IN ACCORDANCE WITH SECTION 242

         We, the Chairman of the Board and Secretary of Viragen, Inc., a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

FIRST: The Name of the corporation (hereinafter called the "Corporation") is Viragen, Inc.

SECOND: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

         1.       Article SEVENTH is hereby amended by adding a new subarticle 6 which provides as follows:

                  "6. Directors shall be divided into three subclasses. As of the date hereof, the subclasses are Class A, Class B and Class C, respectively. The number of directors in each class shall continue to be determined by the Board of Directors and shall consist of as nearly equal a number of directors as possible. The term of Class A directors initially shall expire at the annual meeting of stockholders ensuing after the 1997 Annual Meeting of Stockholders; the term of Class B directors initially shall expire at the next ensuing Annual Meeting of Stockholders; and the term of Class C directors initially shall expire at the second ensuing Annual Meeting of Stockholders. In the case of each class, the directors shall serve until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors of the respective class whose term expires shall be elected, and the directors chosen to succeed those whose terms shall have expired shall be elected to hold office for a term to expire at the third ensuing Annual Meeting of Stockholders after their election, and until their respective successors are elected and qualified.

                  Any vacancy in the office of a director may be filled by the vote of the majority of the remaining directors, regardless of any quorum requirements set forth in the By-Laws of the corporation. Any director elected to fill a vacancy in the office of director shall serve until the next Annual Meeting of Stockholders at which directors of the class for which such director shall have been chosen are to be elected, and until his or her successor is elected and qualified. Newly created directorships may be filled by the Board of Directors."

         2. Article SEVENTH is hereby amended by deleting current subarticle 2 in its entirety and inserting in place thereof as follows:


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                  "2.      In furtherance and not in limitation of the powers
conferred by statute, the power to adopt, alter, or repeal the By-Laws of the Corporation shall be vested in the Board of Directors as well as the stockholders, provided, however, that any provision relating to the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be as set forth in the Certificate of Incorporation. Stockholders may not make, adopt, alter, amend, change or repeal the By~Laws of the Corporation except upon the affirmative vote of not less than sixty-six and two-thirds (66 2/3%) of the outstanding stock of the Corporation entitled to vote thereon."

         3. Article SEVENTH is hereby amended by adding a new subarticle 7 which provides as follows:

                  "7.      Notwithstanding any other provisions of the By-Laws
of the Corporation to the contrary, any action required or permitted to be taken by the stockholders of the Corporation must be effected solely at a duly called annual or special meeting of the stockholders and may not be taken by written consent without such a meeting."

         4. Article TENTH is hereby deleted in its entirety and in lieu thereof a new Article TENTH shall be inserted which shall provide as follows:

         "TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws and by this Certificate of Incorporation. No amendment to this Certificate of Incorporation, shall alter, change or repeal any of the provisions of paragraphs 1, 2, 3 or 4 of Article SECOND hereof unless such amendment shall receive the affirmative vote of the holders of not less than Sixty-Six and Two-Thirds (66 2/3 % ) percent of the outstanding stock of the Corporation entitled to vote thereon. All rights at any time conferred upon the Stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH."

         IN WITNESS WHEREOF, Viragen, Inc. has caused this Certificate of Amendment to the Certification of Incorporation to be signed by Gerald Smith, Chairman of the Board, and attested to by Dennis W. Healey, Secretary, and the seal of the Corporation has been duly affixed hereto, this 2nd day of July, 1997.

                                       VIRAGEN, INC.

[Corporate Seal]

                                       By:  /s/ GERALD SMITH
                                            ---------------------------------
                                                Gerald Smith, Chief Executive
                                                Officer and President


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ATTEST:

/s/ DENNIS W. HEALEY
-----------------------------
Dennis W. Healey, Secretary











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